Exhibit 99.1

Tesoro Corporation Announces Expiration of Early Tender Deadline, Receipt of Required

Consents, Exercise of Early Purchase Option and Satisfaction and Discharge of Remaining

Outstanding 6 5/8% Senior Notes due 2015 and 6 1/2% Senior Notes due 2017

SAN ANTONIO, September 27, 2012 — Tesoro Corporation (NYSE:TSO) (“Tesoro” or the “Company”) announced today that the early tender deadline expired at 5:00 p.m., New York City time, on September 26, 2012 (the “Early Tender Deadline”) for the previously announced cash tender offers (each an “Offer” and together, the “Offers”) for (i) any and all of its outstanding 6 5/8% Senior Notes due 2015 (CUSIP/ISIN No. 881609AS0/US881609AS06) (the “2015 Notes”) and (ii) any and all of its outstanding 6 1/2% Senior Notes due 2017 (CUSIP/ISIN Numbers 881609AT8/US881609AT88) (the “2017 Notes” and, collectively with the 2015 Notes, the “Notes”).

In addition, Tesoro today exercised the early purchase option and accepted for purchase all of the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline. Holders who validly tendered their Notes and delivered their consents at or prior to the Early Tender Deadline and who did not validly withdraw their Notes prior to the withdrawal deadline received the total consideration equal to, (i) with respect to the 2015 Notes, $1,017.50 per $1,000 principal amount of 2015 Notes, and (ii) with respect to the 2017 Notes, $1,035.00 per $1,000 principal amount of 2017 Notes, which includes, in each case, an early tender payment of $30.00 per $1,000 principal amount of Notes. Such holders also received accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, September 27, 2012.

As of the Early Tender Deadline, $236,880,000 principal amount of the 2015 Notes had been tendered and not validly withdrawn, representing approximately 52.64% of the aggregate outstanding principal amount of the 2015 Notes, and $294,619,000 principal amount of the 2017 Notes had been tendered and not validly withdrawn, representing approximately 62.26% of the aggregate outstanding principal amount of the 2017 Notes.

The Company also announced today that it had received consents from holders representing a majority in aggregate principal amount of each series of Notes outstanding to adopt the proposed amendments to the indenture governing such series of Notes. The Company entered into a supplemental indenture effecting the proposed amendments with respect to each series of Notes, each of which became operative upon payment for the applicable series of Notes.

In addition, the Company announced today that it has called for redemption all remaining outstanding Notes pursuant to the satisfaction and discharge provisions of the applicable indenture. As a result of depositing with the trustee sufficient funds to pay principal, premium and accrued and unpaid interest on each series of Notes to, but not including, the redemption date, the Company has been released from its obligations under the Notes and the related indentures. The trustee will complete the redemption of the remaining outstanding Notes on November 1, 2012.

The Offer with respect to each series of Notes will expire at 12:00 midnight, New York City time, on October 11, 2012 (such time and date, as it may be extended with respect to a series of Notes, the “Expiration Time”), in each case, unless earlier extended or terminated by the Company. Holders who have not already tendered their Notes may do so at any time at or prior to the Expiration Time. If their Notes are accepted for purchase at or prior to the Expiration Time but after the Early Tender Deadline, such holders will only be eligible to receive the tender offer consideration equal to (i) in the case of the 2015 Notes, $987.50 per $1,000 principal amount of 2015 Notes, or (ii) in the case of the 2017 Notes, $1,005.00 per $1,000 principal amount of 2017 Notes, in each case, plus accrued and unpaid interest up to but not including the applicable payment date.

The Company is conducting the Offers and consent solicitations in accordance with the terms and conditions described in its Offer to Purchase and Consent Solicitation Statement (the “Statement”) and the related Letter of Transmittal and Consent (together with the Statement, the “Offer Documents”) dated September 13, 2012. The Company’s obligation to consummate an Offer is subject to the satisfaction or waiver of certain conditions, which are more fully described in the Statement.

The depositary and information agent for the Offers and consent solicitations is Global Bondholder Services Corporation. Holders with questions or who would like additional copies of the offer documents may call the information agent, Global Bondholder Services Corporation, toll-free at (866) 389-1500. Questions regarding the terms of the Offers and consent solicitations can be directed to the exclusive dealer manager for the Offers and solicitation agent for the consent solicitations, RBS Securities Inc. ((877) 297-9832 (toll-free) and (203) 897-4825 (collect)).

This news release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the indentures governing the Notes or an offer to buy or the solicitation of an offer to sell the Notes. Each Offer and the consent solicitations are being made only pursuant to the Offer Documents that the Company has distributed to noteholders. Noteholders and investors should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the Offers and the consent solicitations. None of the Company, the dealer manager and the solicitation agent, the depositary, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in an Offer or deliver their consents in the related consent solicitation.

About Tesoro

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro’s retail-marketing system includes nearly 1,375 branded retail stations, of which nearly 590 are company operated under the Tesoro®, Shell® and USA GasolineTM brands.

This release contains certain statements that are “forward-looking statements”-that is, statements related to future, not past, events. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed with the Securities and Exchange Commission and the Offer Documents. The risk factors and other factors noted in the Offer Documents, Annual Report and Quarterly Reports could cause our actual results to differ materially from those contained in any forward-looking statement. We will not update forward-looking statements, even if our situation changes in the future, except as required by federal securities laws.

Contact:

Investors:

Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702